Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Jeff Sonnek
Executive Vice President Finance and CFO	(646) 277-1263
(650) 261-3677	Jeff.sonnek@icrinc.com

Landec Corporation Reports Fourth Quarter and Fiscal 2019 Results

SANTA CLARA, CA - July 30, 2019 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc. reported results for the fiscal 2019 fourth quarter and fiscal year ended May 26, 2019.

“Both revenues and gross profit increased during the fourth quarter and fiscal year 2019 while adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) increased 19% during the fourth quarter compared to the fourth quarter of last year and increased slightly for the fiscal year compared to fiscal 2018,” stated Dr. Albert Bolles, Landec’s President and CEO. “Excluding the non-recurring charges associated with the streamlining of Curation Foods that occurred in the fourth quarter, net income and earnings per share from continuing operations for the fourth quarter and fiscal year 2019 were consistent with management’s expectations and guidance provided in the third quarter fiscal 2019 earnings report.”

“Lifecore provided another year of strong performance in fiscal 2019, with revenues growing 16% and EBITDA growing 13% compared to fiscal 2018,” said Jim Hall, Lifecore’s President. “The results were even more impressive in the fourth quarter with revenues growing 49% and EBITDA growing 46% compared to the same period last year. This growth was driven by an increase in demand for commercial production and the expansion of our pipeline of development projects. Lifecore continues to expand its overall capabilities and capacity to support its growing CDMO and Hyaluronic Acid (HA) businesses.  The recent completion of our new multi-purpose filling line, dedicated quality control lab and expansion of our secondary packaging area all enhance our capabilities to meet the ongoing demands of our business and expectations of our customers while continuing to drive sustainable and profitable growth.”

“At Curation Foods our fiscal 2020 strategy focuses on strengthening our core brands while also continuing to mitigate the cost pressures facing our industry,” continued Bolles. “Our efforts will be on growing our higher margin products, growth that makes us better before bigger. By instituting a more focused strategy, we have a framework for revenue and EBITDA growth that is sustainable. This profitable growth path began at the end of fiscal 2019 with the simplification of our Curation Foods business through the discontinuation of the Now Planting® soup business, the consolidation of all our packaged fresh vegetables business into one brand, Eat Smart®, and shutting down our EatSmart@Home e-commerce business.”

“We are excited about our plans to drive profitable growth in fiscal 2020, as we look to deliver long-term shareholder value by executing against our profitable growth path for Curation Foods and continued success for Lifecore as a highly differentiated CDMO,” concluded Bolles.

Fourth Fiscal Quarter 2019 Consolidated Results from Continuing Operations Compared to Fourth Fiscal Quarter 2018

•	Revenues increased 8% to $152.8 million

•	Gross profit increased 6% to $26.2 million

•	Net income per share, including the impact of non-recurring charges, decreased to $0.01 per diluted share compared to $0.24 per diluted share in the year ago quarter

•	Adjusted EBITDA (detailed in the reconciliation table at the end of this release) increased 19% to $11.8 million compared to $9.9 million in the year ago quarter

During the fourth quarter of fiscal 2019 the Company incurred non-recurring charges from the write off of its GreenLine tradename that was being used for foodservice green bean products, the write off of assets associated with its EatSmart@Home e-commerce business and severance related expenses. These charges resulted in a $3.3 million or $0.11 per share reduction in net income. In addition, during the fourth quarter of fiscal 2019 the Company discontinued its Now Planting line of plant-based soups and therefore the results of this business are classified as a discontinued operation in the Company’s financial statements.

Fiscal 2019 Consolidated Results from Continuing Operations Compared to Fiscal 2018

•	Revenues increased 6% to $557.6 million

•	Gross profit increased 3% to $81.0 million

•	Net income per share, including the impact from non-recurring charges, decreased to $0.07 per diluted share compared to $0.92 per diluted share last year which included a $0.51 per share tax benefit

•	Adjusted EBITDA increased 1% to $26.1 million compared to $25.7 million last year

During fiscal 2019, in addition to the $3.3 million of non-recurring charges taken during the fourth quarter, the Company recognized an after tax loss of $4.1 million or $0.14 per share from the Yucatan Foods acquisition, slightly below our original expectations of a loss of $0.15-0.16 per share. This loss for Yucatan Foods was a result of acquisition and integration related costs, coupled with production starting three months later than normal due to financial constraints on Yucatan Foods prior to the acquisition and interest on the incremental debt to acquire Yucatan Foods. These decreases in net income were partially offset by a $3.5 million reduction in general and administrative expenses from the decrease in the earnout liability from the O Olive & Vinegar (“O”) acquisition. The $0.92 of earnings per share in fiscal 2018 included a one-time tax benefit of $0.51 as a result of the Tax Cuts and Job Act (“TCJA”) enacted during the third quarter of fiscal 2018.

“Our capital allocation priorities remain focused on supporting the growth of both of our operating businesses while balancing that with efforts to reduce our leverage,” stated Greg Skinner, Landec’s EVP of Finance and CFO. “We ended the fiscal year with $1.1 million in cash. Debt at the end of the year was $149.0 million with a debt-to-equity ratio of 55%. Capital expenditures for fiscal 2019 were $44.7 million, up from $33.6 million in fiscal 2018. Cash flow from operations for fiscal 2019 was $16.0 million, down from $19.8 million last year. Excluding the non-recurring cash expenses of $4.9 million (detailed in the reconciliation table at the end of this release), the cash flow from operations for fiscal 2019 would have been $20.9 million.”

Key Segment Results for the Fourth Quarter of Fiscal 2019
Following is a summary of key fourth quarter results from continuing operations by reportable segment. All comparisons are with the fourth quarter of fiscal 2018, unless otherwise stated

Lifecore

•	Revenues increased 49% to $24.1 million

•	Gross profit increased 40% to $11.5 million

Lifecore’s revenues increased during the fourth quarter of fiscal 2019 due to a 17% increase in business development revenues, a 67% increase in aseptic fill revenues and from a 54% increase in fermentation revenues driven by revenues from new customers and an increase in demand from existing customers.

Lifecore’s gross profit increased during the fourth quarter of fiscal 2019 as a result of increased revenues partially offset by a shift in product mix to a higher percentage of the growth coming from lower margin aseptic filling sales.

Curation Foods

•	Revenues increased 3% to $128.7 million

•	Gross profit decreased 11% to $14.7 million

Curation Foods' revenues increased during the fourth quarter of fiscal year 2019 primarily due to the addition of Yucatan Foods that contributed $14.6 million in revenues, partially offset by an $8.4 million decrease in revenues in the non-salad packaged vegetables business and by a $3.2 million decrease in salad revenues due primarily to lower sales in the club channel in the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018 as a result of one less salad rotation which the Company is working to recover in fiscal 2020.

Curation Foods' gross profit decreased during the fourth quarter of fiscal year 2019 due primarily to increased labor, freight and raw material sourcing costs in our non-salad packaged fresh vegetable business and from a product mix shift in the salad business to a higher percentage of retail sales from club sales. These decreases were partially offset by brand profit from Yucatan Foods.

See “Non-GAAP Financial Information” below and the tables at the end of this release for more information and for reconciliations of certain financial information for fiscal 2019 and fiscal 2018 results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Management Comments and Fiscal 2020 Guidance (see Questions & Answers section at the end of this release for further details)

Bolles stated, “During fiscal 2020, we will continue to invest in innovation while shifting our focus toward improving profitability by streamlining our project pipeline and allocating our capital expenditures to support the success of a few select projects. We will have a commitment to operational excellence with an emphasis on productivity to increase margins while fostering a culture of sustainability.”

“For fiscal 2020, we are projecting consolidated revenues from continuing operations to grow 8% to 10% driven by expectations for Lifecore to grow 10% to 12% and Curation to grow 8% to 10%,” continued Skinner. “We are projecting consolidated earnings per share for fiscal 2020 to be $0.28 to $0.32. These projections provide the basis for expected cash flow from operations of $26 million to $30 million. Consolidated EBITDA for fiscal 2020 is expected to be in the range of $36 million to $40 million. At the segment level, we expect EBITDA, after Corporate expense allocations, of $19 million to $21 million for Curation Foods and $21 million to $23 million for Lifecore. Corporate is expected to realize an EBITDA loss of approximately $4 million after allocations to Curation Foods and Lifecore.

“For the first quarter of fiscal 2020, we expect revenues to be $135 million to $140 million with a net loss of $0.13 to $0.15 per share and a breakeven EBITDA. We are projecting to generate net income during the second quarter of fiscal 2020, however, that net income is projected to be less than the loss projected during the first quarter and therefore we expect to realize a loss for the first six months of fiscal 2020. We plan to generate substantial profits in the second half of the fiscal year due to timing of revenues and profits at Lifecore, the timing of revenues and profits from the sale of avocado products and due to a large majority of the projected cost savings from our cost out initiatives occurring in the second half of fiscal 2020. See Question #1 in the Questions and Answers section below for more details concerning our guidance for fiscal 2020,” concluded Skinner.

Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, July 31, 2019
Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, August 7, 2019 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code 4568568.

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of difficult to manufacture pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the company, visit Landec’s website at www.landec.com.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to adjusted EBITDA. The Company has included reconciliations of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this release for these reconciliations.

The Company has disclosed this non-GAAP financial measure to supplement its consolidated financial statements presented in accordance with GAAP. This non-GAAP financial measure excludes/includes certain items that are included in the Company’s results reported in accordance with GAAP, including the loss incurred during fiscal 2019 from the acquisition of Yucatan primarily due to acquisition and integration related expenses, the GreenLine tradename write off, reorganization-related severance expenses, and asset write offs related to the shutdown of the EatSmart@Home e-commerce business. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. This non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, this non-GAAP financial measure may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. It should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.

Important Cautions Regarding Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the timing of regulatory approvals, the ability to successfully integrate Yucatan Foods into the Landec Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited, in thousands)

	May 26, 2019	May 27, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,080	$2,899
Accounts receivable, net	69,565	53,877
Inventories, net	54,132	31,819
Prepaid expenses and other current assets	8,264	7,958
Other current assets, discontinued operations	—	510
Total Current Assets	133,041	97,063

Investment in non-public company	61,100	66,500
Property and equipment, net	200,027	159,624
Goodwill	76,742	54,510
Trademarks/tradenames, net	29,928	16,028
Customer relationships, net	15,319	5,814
Other assets	2,934	5,164
Total Assets	$519,091	$404,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$53,973	$34,668
Accrued compensation	10,687	9,978
Other accrued liabilities	10,076	8,706
Deferred revenue	499	2,625
Line of credit	52,000	27,000
Current portion of long-term debt	9,791	4,940
Other current liabilities, discontinued operations	65	458
Total Current Liabilities	137,091	88,375

Long-term debt, less current portion	87,193	37,360
Capital lease obligation, less current portion	3,532	3,641
Deferred taxes	19,393	17,485
Other non-current liabilities	1,738	5,280

Stockholders' Equity
Common stock	29	28
Additional paid-in capital	160,341	142,087
Retained earnings	109,710	109,299
Accumulated other comprehensive income	64	1,148
Total Stockholders’ Equity	270,144	252,562
Total Liabilities and Stockholders’ Equity	$519,091	$404,703

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 26, 2019	May 27, 2018	May 26, 2019	May 27, 2018
Product Sales	$152,780	$141,076	$557,559	$524,227
Cost of product sales	126,568	116,267	476,556	445,889
Gross profit	26,212	24,809	81,003	78,338

Operating costs and expenses:
Research and development	3,461	3,596	11,466	12,800
Selling, general and administrative	20,271	13,139	64,062	51,951
Total operating costs and expenses	23,732	16,735	75,528	64,751
Operating income	2,480	8,074	5,475	13,587

Dividend income	412	412	1,650	1,650
Interest income	32	51	145	211
Interest expense	(1,955)	(535)	(5,230)	(1,950)
Other income	—	700	1,600	2,900
Net income from continuing operations before taxes	969	8,702	3,640	16,398
Income taxes (expense) benefit	(602)	(1,989)	(1,518)	9,363
Net income from continuing operations	367	6,713	2,122	25,761

Discontinued operations:
Loss from discontinued operations	(823)	(850)	(2,238)	(1,188)
Income tax benefit	194	250	527	350
Loss from discontinued operations	(629)	(600)	(1,711)	(838)
Net income	(262)	6,113	411	24,923
Non-controlling interest expense	—	(4)	—	(94)
Net (loss) income available to common stockholders	$(262)	$6,109	$411	$24,829

Diluted net income per share from continuing operations	$0.01	$0.24	$0.07	$0.92
Diluted net loss per share from discontinued operations	$(0.02)	$(0.02)	$(0.06)	$(0.03)
Diluted net (loss) income per share	$(0.01)	$0.22	$0.01	$0.89

Shares used in diluted per share computations	29,015	28,008	28,607	27,915

LANDEC CORPORATION
FOURTH QUARTER ENDED MAY 26, 2019
QUESTIONS & ANSWERS

1)	Why are you projecting a loss for the first half of fiscal 2020?

There are five primary factors impacting the first half of fiscal 2020 resulting in a projected loss for the first half whereas the second half is projected to generate substantial net income:

a.
We expect Lifecore to recognize approximately 65% of its revenues and 80% of its operating income during the second half of fiscal 2020, in line with historical results based on customer order patterns. We are projecting that Lifecore will realize a loss during the first quarter of fiscal 2020 and be profitable for the remaining three quarters of fiscal 2020 due to the timing of shipments and production within the year.

b.
During fiscal 2019, Yucatan production began three months later than normal due to financial constraints on the business prior to the close of the acquisition. This resulted in production being extended well past its ideal production window into June and July when labor is more scarce and avocado prices during those months were at extraordinarily high levels. This resulted in the cost for this production being much higher than normal. This inventory will be sold during the first half of fiscal 2020, with the majority of sales occurring in the first quarter, and thus sold at much lower margins than the inventory that will be produced starting in October when the price of avocados are lower and labor is more abundant. As a result, we expect the sale of avocado products to generate a loss during the first half of fiscal 2020, with a majority of that loss occurring in the first quarter, but generate substantial profits during the second half and thus a positive profit for all of fiscal 2020.

c.
A large majority of the planned $20 million in cost savings from our cost out initiatives will be recognized during the second half of fiscal 2020 whereas the projected cost increases these cost savings are expected to offset for all of fiscal 2020 started at the beginning of fiscal 2020.

d.
New initiatives being implemented by our new CEO, Dr. Bolles, in the area of food safety, new packaging, network optimization and information technology are going to result in increased expenses during the first half of fiscal year, particularly during the first quarter, that will benefit the Company starting in the second half of fiscal 2020 and beyond.

e.
Due to the extremely heavy rains and flooding in the Ohio Valley during May and June, the green bean crop was severely impacted, with yields of 35% to 50% of normal, and although supply has now recovered, the extreme shortage of green beans during June and July resulted in a loss for this product line during the first quarter. We expect green beans to be profitable for the remainder of fiscal 2020.

In addition to the above items, which explain the majority of the timing of net income within the fiscal year, the Company’s interest expense is projected to be approximately $2.2 million per quarter in fiscal 2020 compared to approximately $750,000 per quarter for the first two quarters of last year and approximately $1.9 million per quarter in the last two quarter of fiscal 2019. Therefore the quarter over quarter impact from interest is much greater in the first half of fiscal 2020 than the second half.

2)	What are the expectations for Lifecore’s business development pipeline?

Lifecore currently has approximately fifteen FDA regulated drug and medical device products in its development pipeline that are in various stages of development and that range from early phase pre-clinical work to late phase pivotal clinical studies. It is important to understand that Lifecore does not own the regulatory submission process or the Design History File of the products that we are developing with our partners. Lifecore actively supports the submission process by providing the necessary documentation requested by our partners and by hosting the regulatory agencies who audit Lifecore as part of the regulatory approval process (Pre-Approval Inspections). Lifecore anticipates that at least 1-2 of the current products under development will be commercially approved within the next 24 months. Moving forward Lifecore is working towards having a pipeline that provides an average of 1 to 2 products that receive commercial approval annually.

3)	What are the projected cost savings in fiscal 2020 from the Curation Foods’ cost out initiatives?

Curation Foods is targeting cost savings of approximately $20 million in fiscal 2020. A majority of the capital expenditures in the Curation Foods business during fiscal 2020 is for new automation associated with the cost out program. The acquisition and installation of the new automation is in progress and therefore a large majority of the approximate $20 million in savings will be realized during the second half of the fiscal year.

The cost savings realized during fiscal 2020 from the cost out initiatives will be used to offset projected price increases, primarily due to increased labor, freight and raw material sourcing costs. In addition, we have set aside in our plan and guidance a contingency for unforeseeable produce sourcing issues which is considerably higher than the contingency we have set aside in prior years.

4)	What is the Company’s current leverage ratio and borrowing capacity?

At the end of fiscal 2019 the Company’s debt-to-equity ratio was 55% and our debt-to-tangible assets ratio was 38%. Our fixed coverage ratio at the end of fiscal 2019 was 2.2 which is well above our covenant of 1.2 or greater. Our leverage ratio at the end of fiscal 2019 was 3.7, and our debt covenant is 4.5 or less, which means we had additional borrowing capacity of approximately $32 million.

5)	What is the Company’s plan for reducing its leverage ratio and/or debt during fiscal 2020?

The Company is currently in discussions with its banks and a new bank not currently part of the syndicate to refinance its debt. We are discussing a financing structure that will extend the overall term of our debt and result in a meaningful reduction in the average interest rate on all of our debt. We will disclose in a separate press release if we consummate a new bank arrangement.

6)	Why did the investment in Windset decrease to $61.1 million?

During the fourth quarter of fiscal year 2019, we exercised our put option and sold back all 70,000 shares of Senior B preferred shares to Windset for $7 million. The proceeds from this sale were used to pay down a portion of our outstanding debt from the Yucatan acquisition.

7)	What are the fiscal year 2019 losses from discontinued operations related to?

In order to simplify our Curation Foods business and focus on lines of business with the greatest potential for generating meaningful profits, we discontinued the Now Planting line of plant-based soups. The losses from discontinued operations include both operating losses and the expenses from writing off all of the assets associated with the Now Planting line.

8)	Why was the earnout liability from the O acquisition reduced by $3.5 million during fiscal 2019?

The earnout payment for the O acquisition is based on the EBITDA for the O business for the three years ended May 2020. Based on projections for fiscal 2020, we are currently estimating that the earnout liability should be $500,000 compared to $4.0 million at the end of fiscal 2018. The primary reason for the significant change recorded in fiscal 2019 is due to a very poor organic olive yield this year in California and a significantly lower than expected crush, resulting in a shortage of organic olive oil to meet our ever increasing demand for our O organic olive oil products. This has resulted in a reduction of projected EBITDA for the three year period ended May 2020. We have recently entered into several large scale sourcing contracts for olives which will significantly increase our organic olive oil supply in the future, some beginning as early as the fall 2019 crush.

Despite the sourcing challenges in fiscal 2019, O revenues increased 38% in fiscal 2019 compared to fiscal 2018.

9)	What are Landec’s top priorities for the next 12 to 24 months?

Our top priorities over the next 12-24 months are:

•	Focus: Manage fewer, high-impact projects that will drive positive EBITDA growth.

•
Innovation: Commitment to the consumer with on-trend plant-based food with 100% clean-ingredients from Curation Foods’ core platforms: Eat Smart® salads and green beans, Cabo Fresh® and Yucatan® avocado products, and O Olive Oil & Vinegar® premium artisan products.

•	Productivity: Deliver ongoing savings by creating a culture of trust, respect and continuous improvement by clarifying people’s roles and building highly-accountable, productive teams.

•
Operational Excellence: Commitment to the customer by implementing an enterprise-wide operations management system to improve efficiencies throughout the supply chain and operations, with a concentration on network optimization. Initial focus will be on the integration and improvement of Yucatan and Cabo Fresh operations in Mexico.

•
Sustainability: As a mission-based company, continuing to institute and follow business practices that respect people and the planet as part of everyday culture through evolving goals and publishing achievements, in order to further differentiate the company in the market.

10)    How do the results by line of business for the three and twelve months ended May 26, 2019 compare with the same periods last year? The results are as follows below (unaudited and in thousands):

	Three Months Ended		Twelve Months Ended
	May 26, 2019	May 27, 2018	May 26, 2019	May 27, 2018
Revenues:
Curation Foods (a)	$128,672	$124,885	$481,686	$458,800
Lifecore	24,108	16,191	75,873	65,427
Total Revenues	152,780	141,076	557,559	524,227

Gross Profit:
Curation Foods	14,735	16,589	49,305	49,770
Lifecore	11,477	8,220	31,698	28,568
Total Gross Profit	26,212	24,809	81,003	78,338

Research and Development:
Curation Foods	1,713	1,689	5,444	5,633
Lifecore	1,384	1,252	5,085	5,360
Corporate (b)	364	655	937	1,807
Total R&D	3,461	3,596	11,466	12,800

Selling, General and Administrative:
Curation Foods	13,810	9,051	45,828	34,090
Lifecore	1,735	1,491	6,618	5,878
Corporate	4,726	2,597	11,616	11,983
Total SG&A	20,271	13,139	64,062	51,951

Operating (Loss) Income before Allocation of Corporate Expenses
Curation Foods	(788)	5,849	(1,967)	10,047
Lifecore	8,358	5,477	19,995	17,330
Corporate	(5,090)	(3,252)	(12,553)	(13,790)
Total Operating Income before Allocation of Corporate Expenses	2,480	8,074	5,475	13,587

Corporate Expenses Allocation:
Curation Foods	(1,733)	(1,176)	(5,717)	(5,865)
Lifecore	(1,046)	(641)	(3,901)	(3,061)
Corporate	2,779	1,817	9,618	8,926

Operating (Loss) Income after Allocations of Corporate Expenses:
Curation Foods	(2,521)	4,673	(7,684)	4,182
Lifecore	7,312	4,836	16,094	14,269
Corporate	(2,311)	(1,435)	(2,935)	(4,864)
Total Operating Income after Allocations of Corporate Expenses	2,480	8,074	5,475	13,587

EBITDA excluding Windset FMV Change:
Curation Foods	987	7,170	4,324	14,019
Lifecore	8,469	5,800	20,234	17,948
Corporate	(1,840)	(1,148)	(2,203)	(4,318)
Total EBITDA excluding Windset FMV Change	$7,616	$11,822	$22,355	$27,649
(a) Includes Curation Foods acquisition and integration related expenses from the acquisition of Yucatan
(b) Includes the O earnout reversal.

Non-GAAP Financial Information and Reconciliations

The table below presents the reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	May 26, 2019	May 27, 2018	May 26, 2019	May 27, 2018
Net income	$367	$6,713	$2,122	$25,761
FMV change in Windset investment	—	(700)	(1,600)	(2,900)
Net interest expense	1,923	484	5,085	1,739
Taxes	602	1,989	1,518	(9,363)
Depreciation	4,132	2,784	13,465	10,994
Amortization	592	552	1,765	1,418
EBITDA	7,616	11,822	22,355	27,649
Adjustments:
Yucatan operating loss (1)	978	—	3,945	—
GreenLine tradename write-off (non-cash)	2,000	—	2,000	—
Severances and related expenses (1)	976	—	976	—
EatSmart@Home writeoffs (non-cash)	274	—	274	—
O earnout reversal (non-cash)	—	(1,900)	(3,500)	(1,900)
Adjusted EBITDA	$11,844	$9,922	$26,050	$25,749

(1) Non-recurring cash expense	$1,954	$—	$4,921	$—